Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact: Martha Lindeman marthal@playboy.com 312-373-2430

PLAYBOY ENTERPRISES, INC. ANNOUNCES
JEROME KERN’S BOARD RESIGNATION

CHICAGO, Monday, July 6, 2009 –  Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today said that Jerome Kern has resigned from the company’s board of directors to focus on other business opportunities.

PEI Board Chairman David I. Chemerow said: “Jerry has played a critical role in this company over the past seven years, initially as a board member and more recently as interim chairman and chief executive officer.  During the seven months he served as interim CEO, he significantly reduced the company’s cost structure and put Playboy in a better position to face current industry and economic challenges.  We are thankful for his accomplishments and wish him all the best in the future.”

Kern joined PEI’s board in 2002.  He is president and CEO of Kern Consulting, which was founded in 2001.  Prior to that, he served as chairman and CEO of On Command Corporation as well as vice chairman and a member of the board of directors of Tele-Communications, Inc. (TCI), where he was instrumental in the AT&T/TCI merger.  For more than 20 years, Kern was the principal outside legal counsel to TCI and Liberty Media, including from 1992 to 1998, when he served as senior partner of Baker & Botts, L.L.P.  He graduated from the New York University School of Law and received his bachelor’s degree from Columbia University.

In addition to Chemerow, who also serves as senior vice president and CFO of Olympus Media, LLC; Playboy’s board will now consist of four other outside directors including: Dennis S. Bookshester, a business consultant and former CEO of Turtle Wax, Inc.; Charles Hirschorn, chief creative officer of Retirement Living TV; Russell I. Pillar, managing director of the 5850 Group; and Sol Rosenthal, of counsel, Arnold & Porter LLC.  Playboy has two executive directors: CEO Scott Flanders and Executive Vice President Richard S. Rosenzweig.

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Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.